Exhibit 99.1

FOR IMMEDIATE RELEASE July 22, 2010 FOR FURTHER INFORMATION CONTACT DAVID A. BOCHNOWSKI (219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS RESULTS FOR QUARTER AND SIX MONTHS ENDED JUNE 30, 2010

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported a 53.5% increase in earnings for the second quarter ended June 30, 2010.  Net income totaled $1.6 million for the second quarter ended June 30, 2010, compared to the same period during 2009.  Earnings for the six months ended June 30, 2010 increased 9.0% as net income totaled $3.0 million compared to the same period during 2009.

According to David A. Bochnowski, Chairman and Chief Executive Officer, “Peoples Bank continues to report strong operating results despite the uncertainties of the current economic environment.  Management has remained focused on sound banking practices and we are pleased that our income for the current three and six months has outpaced our results for last year.”

The second quarter 2010 net income of $1.6 million, or $0.57 earnings per basic and diluted share, compares to net income of $1.1 million, or $0.37 earnings per basic and diluted share for the second quarter of 2009.  For the quarter ended June 30, 2010, return on average assets (ROA) was 0.95% and return on average equity (ROE) was 11.44%.  The six month 2010 net income of $3.0 million, or $1.06 earnings per basic and diluted share, compares to net income of $2.8 million, or $0.98 earnings per basic and diluted share for the first six months of 2009.  For the six months ended June 30, 2010, ROA was 0.88% and ROE was 10.76%.

“Increased core earnings, core deposit growth, stable operating expenses, increased income from banking operations, higher capital ratios, and a decrease in non-performing loans had a strong impact on our performance.  Peoples Bank continues to exceed all regulatory capital requirements and is considered well capitalized under all regulatory standards,” Bochnowski reported.

“Peoples Bank’s long-standing core funding strategy has driven our net interest margin to near record levels.  As a result, Peoples has been able to manage elevated credit risk through prudent action to charge off credit losses as well as increase our reserves for estimated loan losses based upon the history of loan portfolio performance during the current business cycle,” he said.

“With interest rates at historical lows, our balance sheet strategy has focused on actions that anticipate an upward bias for interest rates as the economy recovers.  As a result, the Bank continues to sell fixed rate loans to the secondary mortgage market which has contributed to the decline of our loan balances,” he noted.

“The strategic growth strategy of Peoples Bank remains on track as assets increased 4.3% to $690 million over the last six months.  Our St. John office will open in the fall and plans are underway for further banking center expansion next year,” Bochnowski noted.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $6.5 million for the quarter ended June 30, 2010, compared to $5.7 million for the quarter ended June 30, 2009, an increase of $730 thousand or 12.7%.  For the six months ended June 30, 2010, net interest income totaled $12.7 million, compared to $11.5 million for the six months ended June 30, 2009, an increase of $1.2 million or 10.1%.  The Bancorp’s net interest margin on a tax adjusted basis was 4.29% for the quarter ended June 30, 2010, compared to 3.86% for the quarter ended June 30, 2009.  For the six months ended June 30, 2010, the tax adjusted net interest margin was 4.24%, compared to 3.89% for the six months ended June 30, 2009.  The Bancorp’s net interest income was positively impacted by core deposit growth and a continued decrease in the cost of funds as a result of the Federal Reserve’s action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the quarter ended June 30, 2010 totaled $1.7 million, compared to $1.5 million for the quarter ended June 30, 2009, an increase of $159 thousand or 10.6%.  The change during the current quarter was positively impacted by an increase in gains from the sale of securities and an increase in income from Wealth Management operations.  For the six months ended June 30, 2010, noninterest income totaled $3.0 million, compared to $3.1 million for the six months ended June 30, 2009, a decrease of $152 thousand or 4.9%.  The decrease in noninterest income for the six months ended June 30, 2010 is a result of a reduction in gains from the sale of loans, as mortgage loan refinance activity declined during 2010 compared to 2009.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.9 million for the quarter ended June 30, 2010, compared to $5.0 million for the quarter ended June 30, 2009, a decrease of $71 thousand or 1.4%.  For the six months ended June 30, 2010, noninterest expense totaled $9.6 million, compared to $9.5 million for the six months ended June 30, 2009, an increase of $57 thousand or 0.6%.  Noninterest expense for both the three and six month periods ended June 30, 2010 was impacted by increased compensation and occupancy costs related to the opening of the Valparaiso Banking Center in June 2009.  Also, for both periods, Federal deposit insurance premiums decreased as a result of an industry wide FDIC special assessment at June 30, 2009 that was not repeated in 2010.

Funding
At June 30, 2010, deposits totaled $570.2 million, an increase of $29.6 million, compared to December 31, 2009.  The increase in deposits was attributable to strong growth in checking, savings and money market account balances.  At June 30, 2010, core deposits totaled $347.9 million, an increase of $34.3 million compared to December 31, 2009.  Core deposits include checking, savings, and money market accounts and represented 61.0% of the Bancorp’s total deposits at June 30, 2010.  At June 30, 2010, borrowings and repurchase agreements totaled $53.3 million, a decrease of $9.8 million for the current six months, as deposit growth was used to repay borrowings.

Lending
 The Bancorp’s lending portfolio totaled $442.5 million at June 30, 2010, a decrease of $15.8 million, compared to December 31, 2009.  During the current six months, commercial business and commercial real estate loans increased by $9.2 million.  Mortgage loans decreased by $10.3 million as a result of sales into the secondary market.  In addition, construction and land development, government and consumer loans decreased by $14.6 million.

Asset Quality
Non-performing loans totaled $16.2 million at June 30, 2010 compared to $18.6 million at December 31, 2009, a decrease of $2.4 million or 12.9%.  The current level of non-performing loans continues to be concentrated with four commercial real estate participation loans in the aggregate of $9.6 million.  The Bancorp’s ratio of non-performing loans to total assets was 2.34% at June 30, 2010, compared to 2.80% at December 31, 2009.

For the three months ended June 30, 2010, loan loss provisions totaled $1.3 million, while $1.1 million in provisions were recorded for the three months ended June 30, 2009.  For the six months ended June 30, 2010, loan loss provisions totaled $2.5 million, while $1.8 million in provisions were recorded for the three months ended June 30, 2009.  The current year loan loss provisions were related to the elevated credit risk in the commercial real estate, commercial business and mortgage loan portfolios.  Loan charge-offs, net of recoveries, totaled $1.6 million for the six months ended June 30, 2010, compared to $953 thousand for the six months ended June 30, 2009.  At June 30, 2010, the allowance for loan losses totaled $7.0 million and is considered adequate by management.  The allowance for loan losses as a percentage of totals loans was 1.59% at June 30, 2010, compared to 1.33% at December 31, 2009.  To the extent that actual cash flows, collateral values, and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.

Capital Adequacy
At June 30, 2010, shareholders’ equity stood at $56.3 million or 8.2% of total assets.  The Bancorp’s regulatory capital ratios at June 30, 2010 were 12.3% for total capital to risk-weighted assets, 11.0% for tier 1 capital to risk-weighted assets and 7.9% for tier 1 capital to adjusted average assets.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $19.95 at the end of the second quarter.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Return on equity	11.44%	7.71%	10.76%	10.16%
Return on assets	0.95%	0.63%	0.88%	0.82%
Basic earnings per share	$0.57	$0.37	$1.06	$0.98
Diluted earnings per share	$0.57	$0.37	$1.06	$0.98
Yield on loans	5.40%	5.54%	5.41%	5.59%
Yield on security investments	3.96%	3.90%	4.03%	4.20%
Total yield on earning assets	4.91%	5.13%	4.92%	5.27%
Cost of deposits	0.74%	1.39%	0.80%	1.51%
Cost of borrowings	2.13%	2.68%	2.22%	2.63%
Total cost of funds	0.86%	1.53%	0.93%	1.64%
Net interest margin - tax equivalent	4.29%	3.86%	4.24%	3.89%
Noninterest income / average assets	0.97%	0.89%	0.87%	0.93%
Noninterest expense / average assets	2.86%	2.95%	2.81%	2.83%
Net noninterest margin / average assets	-1.89%	-2.06%	-1.94%	-1.90%
Efficiency ratio	60.17%	68.55%	61.10%	64.95%
Effective tax rate	17.64%	8.99%	16.04%	16.70%
Dividend declared per common share	$0.21	$0.32	$0.42	$0.68

	June 30,
	2010	December 31,
	(Unaudited)	2009
Net worth / total assets	8.16%	8.03%
Book value per share	$19.95	$18.83
Non-performing loans to total assets	2.34%	2.80%
Non-performing loans to total loans	3.67%	4.05%
Allowance for loan loss to non-performing loans	43.26%	32.93%
Allowance for loan loss to loans outstanding	1.59%	1.33%
Foreclosed real estate to total assets	0.91%	0.57%

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2010	2009	2010	2009
Interest income:
Loans	$6,224	$6,557	$12,436	$13,410
Securities & short-term investments	1,571	1,517	3,107	3,105
Total interest income	7,795	8,074	15,543	16,515
Interest expense:
Deposits	1,055	1,885	2,255	4,051
Borrowings	282	461	604	947
Total interest expense	1,337	2,346	2,859	4,998
Net interest income	6,458	5,728	12,684	11,517
Provision for loan losses	1,270	1,115	2,505	1,815
Net interest income after provision for loan losses	5,188	4,613	10,179	9,702
Noninterest income:
Fees & service charges	635	671	1,244	1,310
Gain on sale of securities, net	452	204	742	865
Wealth management operations	253	205	534	402
Gain on sale of loans, net	163	299	272	344
Cash value increase from bank owned life insurance	104	104	205	208
Gain/(loss) on foreclosed real estate	44	6	65	(31)
Other-than-temporary impairment of securities	-	-	(113)	-
Other income	4	7	8	11
Total noninterest income	1,655	1,496	2,957	3,109
Noninterest expense:
Compensation & benefits	2,458	2,245	4,867	4,610
Occupancy & equipment	808	750	1,593	1,533
Federal deposit insurance premiums	265	553	496	740
Data processing	231	215	463	430
Marketing	114	147	239	214
Other	1,005	1,042	1,899	1,973
Total noninterest expense	4,881	4,952	9,557	9,500
Income before income taxes	1,962	1,157	3,579	3,311
Income tax expenses	346	104	574	553
Net income	$1,616	$1,053	$3,005	$2,758

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	June 30,
	2010	December 31,	Change	Mix
	(Unaudited)	2009	%	%
Total assets	$690,011	$661,806	4.3%
Cash & cash equivalents	52,212	13,222	294.9%
Securities - available for sale	131,651	124,776	5.5%
Securities - held to maturity	18,610	19,557	-4.8%

Loans receivable:
Construction and land development	48,397	53,288	-9.2%	10.6%
1-4 first liens	145,591	155,937	-6.6%	40.9%
Multifamily	8,472	9,165	-7.6%	2.7%
Commercial real estate	136,370	132,278	3.1%	26.0%
Commercial business	68,177	63,099	8.0%	10.4%
1-4 Junior Liens	2,966	3,227	-8.1%	1.1%
HELOC	20,753	22,264	-6.8%	4.2%
Lot loans	3,101	3,010	3.0%	0.7%
Consumer	900	1,504	-40.2%	0.4%
Government and other	7,751	14,473	-46.4%	3.0%
Total loans	442,478	458,245	-3.4%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	51,061	42,390	20.5%	9.3%
Interest bearing checking	112,935	102,287	10.4%	16.2%
Savings	59,942	56,920	5.3%	10.3%
MMDA	124,004	112,071	10.6%	23.0%
Total core deposits	347,942	313,668	10.9%	58.8%
Certificates of deposit	222,216	226,859	-2.0%	41.2%
Total deposits	570,158	540,527	5.5%	100.0%

Borrowings	53,265	63,022	-15.5%
Stockholder's equity	56,308	53,078	6.1%

Asset Quality	June 30,
(Dollars in thousands)	2010	December 31,	Change
	(Unaudited)	2009	%
Nonaccruing loans	$14,259	$17,074	-16.5%
Accruing loans delinquent more than 90 days	1,932	1,491	29.6%
Securities in non-accrual	700	704	-0.6%
Foreclosed real estate	6,245	3,747	66.7%
Total nonperforming assets	23,136	23,016	0.5%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	658	1,179	-44.2%
ALL general allowances for loan portfolio	6,362	4,935	28.9%
Total ALL	7,020	6,114	14.8%

Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	12.3%	10.0%
Tier 1 capital to risk-weighted assets	11.0%	6.0%
Tier 1 capital to adjusted average assets	7.9%	5.0%